EXHIBIT 3(ii)
9/02/09 AMENDMENTS
TO THE BYLAWS OF
PRESTIGE BRANDS HOLDINGS, INC.

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Article III, Section 3 of the Bylaws was amended to add the following immediately after the phrase “chairman of the board” where it appears: “(if one shall have been elected), the lead director (if one shall have been elected),” and deleting the word “written” where it appears.

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 Article III, Section 6 of the Bylaws was amended to delete the phrase “Chairman of the Board” from the heading, to delete the first sentence thereof, and to revise the second (current) sentence thereof in its entirety to read as follows: “The chairman of the board, if one shall have been elected, or in his absence or if one shall not have been elected, the lead director, if one shall have been designated, or if a lead director shall not have been designated or in the absence of the lead director,, the president (if the president is a director and is not also the chairman of the board) shall preside at such meetings, and, if the president is not present at such meeting, a majority of the directors present at such meeting shall elect one of their members to so preside.”

•	Article IV, Section 1 of the Bylaws was amended to add the following immediately after the phrase “chairman of the board” where it appears: “(which shall be an optional office)”.

•	Article IV, Section 6 of the Bylaws was amended to add the following immediately after the phrase “chairman of the board” where it appears: “, if one shall have been elected,”.

•	Article IV, Sections 7 8 and 9 of the Bylaws were amended to add the following immediately after the phrase “chairman of the board” each time it appears: “(if one shall have been elected)”.

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Article IV, Section 10 the Bylaws was amended to delete the phrase “chairman of the board” the first time it appears, to add the following immediately after the word “supervision”: “of the chairman of the board or, if one has not been elected, the chief executive officer” and to add the following immediately after the phrase “chairman of the board” each other times it appears: “(if one shall have been elected)”.

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Article IV, Section 11 the Bylaws was amended to add the following phrase immediately after “chairman of the board” the first time it appears: “or, if one has not been elected, the chief executive officer” and to add the following immediately after the phrase “chairman of the board” the second time it appears: “(if one shall have been elected)”.

•	Article V, Section 1 of the Bylaws was amended to add the following immediately after the phrase “chairman of the board” each time it appears: “(if one shall have been elected)”.